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Exhibit 99.1

Ovid Therapeutics Announces Senior Management Changes to Align Expertise with Advancing Clinical Stage Pipeline

NEW YORK – March 28, 2019 - Ovid Therapeutics Inc. (NASDAQ: OVID), a biopharmaceutical company committed to developing medicines that transform the lives of people with rare neurological disorders, today announced changes to its senior management team to focus the company’s resources and attention on its late stage pipeline. Amit Rakhit, M.D., MBA, is adding the role of Head of R&D to his current position as Chief Medical Officer. Matthew During, M.D., D.Sc., will transition out of his role as President and Chief Scientific Officer while becoming Chairman of the Company’s Scientific Advisory Board (SAB). As part of this transition, Dr. During has decided not to stand for reelection following his current term on Ovid’s Board of Directors.

“We have made significant progress advancing our lead programs,” said Jeremy Levin, DPhil, MB, BChir, Chairman and Chief Executive Officer of Ovid Therapeutics. “We are now a late-stage clinical development company, with several Phase 2 and 3 trials ongoing or expected to initiate in 2019. To optimize their development, we need in place management expertise that reflects our current clinical portfolio. Amit is an outstanding leader with deep experience and a proven track record of successfully developing medicines for people suffering from rare disorders. We are confident that his expanded role will enable him to drive each of our programs forward as rapidly and efficiently as possible.

“On behalf of management and the Board, I would like to thank Matthew During, the founder of Ovid, for his service as an executive of the Company for more than four years. Having brought the company to the cusp of its first Phase 3 trial, Matt is now moving to chair Ovid's SAB.  In that role, Matt will continue to be deeply involved in our alliance with Takeda, and provide advisory oversite for our current and future clinical trials.”

Effective April 1, 2019, Dr. Rakhit will add the title of Head of Research and Development to his role as Chief Medical Officer. He will be responsible for all aspects of Ovid’s pipeline and development strategy. Dr. Rakhit has served as Ovid’s Chief Medical and Portfolio Officer since 2015. Before joining Ovid, he was Senior Vice President, Head of Worldwide Medical at Biogen, where he led a team of approximately 800 professionals in medical activities for marketed and pipeline compounds. During his tenure at Biogen, he led the global development programs for multiple therapies in orphan and rare disorders, including nusinersen (Spinraza®) for spinal muscular atrophy.

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Exhibit 99.1

"I'm thrilled with this opportunity to lead R&D at Ovid, especially in light of the clinical data we’ve generated to date that has the potential to transform the lives of patients and families in need of new and effective medicines,” said Dr. Rakhit. “With OV101 entering a Phase 3 trial in 2019, the path towards potentially securing the first ever drug approval in Angelman Syndrome is clear. In addition, OV935 is now well into Phase 2 clinical development and holds the possibility of meaningfully changing the medical paradigm of how we treat epilepsies.  I look forward to advancing these and other initiatives in collaboration with our research partners and the tremendous team here at Ovid.”

Dr. During added, “I am excited to become the Chairman of Ovid’s SAB after serving as a member since the Company’s inception.  I am confident in the value and potential of our clinical pipeline and look forward to continuing to work with Amit and the rest of management to advance our programs rapidly and efficiently through the clinic. I firmly believe that OV101 could create a treatment paradigm for patients with Angelman syndrome. I am equally excited about the potential of OV935 in development for rare epilepsies and continuing to work with our partner, Takeda.”

About Ovid Therapeutics

Ovid Therapeutics (NASDAQ: OVID) is a New York-based biopharmaceutical company using its BoldMedicine™ approach to develop medicines that transform the lives of patients with rare neurological disorders. Ovid has a broad pipeline of potential first-in-class medicines. The company’s lead investigational medicine, OV101, is currently in development for the treatment of Angelman syndrome and Fragile X syndrome. Ovid is also developing OV935/TAK-935 in collaboration with Takeda Pharmaceutical Company Limited for the treatment of rare developmental and epileptic encephalopathies (DEE).

For more information on Ovid, please visit http://www.ovidrx.com/.

Forward-Looking Statements
This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding advancing Ovid’s product candidates, progress, timing, scope and results of clinical trials for Ovid’s product candidates, and the reporting of clinical data regarding Ovid’s product candidates. You can identify forward-looking statements because they contain words such as “will,” “believes” and “expects.” Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Ovid’s filings with the Securities and Exchange Commission under the caption “Risk Factors”. Ovid assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Exhibit 99.1

Contacts

Investors:

Investor Relations & Public Relations

Ovid Therapeutics Inc.

irpr@ovidrx.com

Alex Gray

Burns McClellan, Inc.

agray@burnsmc.com

(212) 213-0006

Media:

Jerica Pitts

W2Opure

jpitts@purecommunications.com

(312) 858-3469